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                                    EXHIBIT 5
                                 January 6, 1997


                             OPINION AS TO LEGALITY


Board of Directors
BankWest Financial, Inc.
44 West Idaho
Kalispell, Montana 55904

Dear Madam and Sirs:

     You have requested our opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") which is expected to be filed by BankWest Financial, Inc. on or about January 6, 1997, with respect to the offer and sale of 70,960 shares of a single class of common stock in connection with the Plan of Consolidation and Consolidation Agreement as described in the Registration Statement. We have reviewed such corporate documents and have made such investigation of Montana law as we have deemed necessary under the circumstances. Based on that review and investigation, it is our opinion that when the shares referred to above are issued in the manner described in the Registration Statement, said shares will be authorized, fully paid and nonassessable.

                                   Sincerely yours,

                                   ROTHGERBER, APPEL POWERS & JOHNSON LLP